UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): July 27, 2026

Ocean Power Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33417 (Commission File Number)	22-2535818 (I.R.S. Employer Identification No.)

28 Engelhard Drive, Suite B Monroe Township, New Jersey (Address of principal executive offices)	08831 (Zip Code)

(609) 730-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	OPTT	NYSE American
Series A Preferred Stock Purchase Right	N/A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 27, 2026, Ocean Power Technologies, Inc. (the “Company”) entered into an at the market offering agreement with H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which the Company may offer and sell shares of its common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $20,000,000 (the “Shares”), to or through Wainwright, as sales agent (the “Sales Agreement”), from time to time, in an “at the market offering” (as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended) of the Shares (the “ATM Offering”).

Shares may be sold in the ATM Offering by any method deemed to be an “at the market offering.” Under the Sales Agreement, Wainwright will also be able to sell shares of Common Stock by any other method permitted by law, including sales made directly on or through NYSE American, the existing trading market for our common stock, or any other existing trading market in the United States for our common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to the Sales Agent as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices. Upon delivery of a placement notice and subject to the terms and conditions of the Sales Agreement, Wainwright is required to use its commercially reasonable efforts consistent with its normal trading and sales practices, applicable state and federal law, rules and regulations, and the rules of the NYSE American to sell the Shares from time to time based upon the Company’s instructions, including any price, time or size limits specified by the Company. Wainwright is not under any obligation to purchase any of the Shares on a principal basis pursuant to the Sales Agreement, except as otherwise agreed by Wainwright and the Company in writing and expressly set forth in a separate terms agreement. Wainwright’s obligations to sell the Shares under the Sales Agreement are subject to satisfaction of a number of certain conditions that we must meet. The Company is not obligated to make any sales of Shares under the Sales Agreement and any determination by the Company to do so will be dependent, among other things, on market conditions and the Company’s capital raising needs.

The Company will pay Wainwright commissions for its services in acting as its sales agent in the sale of the Shares pursuant to the Sales Agreement. Wainwright is entitled to compensation at a commission rate of 3.00% of the aggregate gross proceeds from the sale of the Shares on the Company’s behalf pursuant to the Sales Agreement. The Sales Agreement contains representations, warranties and covenants that are customary for transactions of this type. In addition, the Company has provided Wainwright with customary indemnification and contribution rights. The Company has also agreed to reimburse Wainwright for certain specified expenses, including the expenses of counsel to Wainwright in an amount not to exceed $50,000, in addition to fees for periodic diligence updates. The offering of the Shares pursuant to the Sales Agreement will terminate upon the termination of the Sales Agreement by Wainwright or the Company, as permitted therein.

The Shares will be issued pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-275843), filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2023, and declared effective by the SEC on December 12, 2023. The Company filed a prospectus supplement, dated July 27, 2026, with the SEC in connection with the offer and sale of the Shares pursuant to the Sales Agreement.

The foregoing description of the Sales Agreement is qualified in its entirety by reference to the full text of the Sales Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by reference. A copy of the legal opinion and consent of Porter Hedges LLP relating to the Shares being offered is attached hereto as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any shares under the Sales Agreement, nor shall there be any sale of such shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

*5.1	Opinion of Porter Hedges LLP.

*10.1	At The Market Offering Agreement, dated July 27, 2026, by and between Ocean Power Technologies, Inc. and H.C. Wainwright & Co., LLC.

*23.1	Consent of Porter Hedges LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data file (embedded within the Inline XBRL document).

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCEAN POWER TECHNOLOGIES, INC.

Dated: July 27, 2026	/s/ Philipp Stratmann
Philipp Stratmann
President and Chief Executive Officer